UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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Omega Protein Corporation

(Name of Registrant as Specified in its Charter)

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April 27, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Omega Protein Corporation (the “Company”), to be held on Thursday, June 21, 2012 at 9:00 a.m., local time, at The Granduca Hotel, 1080 Uptown Park Blvd., Houston, Texas 77056. A notice of the Annual Meeting, Proxy Statement and proxy card are enclosed with this letter.

At the Annual Meeting, we will vote on certain matters being submitted to the stockholders, report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2011 accompanies this mailing.

Stockholders can vote their shares by proxy by marking their votes on the proxy card or by attending the Annual Meeting in person.

It is important that your shares be represented at the Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will read the enclosed Proxy Statement and the voting instructions on the enclosed proxy card and then vote by completing, signing, dating and mailing the proxy card in the enclosed, postage pre-paid envelope. You may vote your shares in person if you attend the Annual Meeting, thereby canceling any proxy previously given. If your shares are not registered in your own name and you would like to attend the Annual Meeting, please ask the broker, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

We appreciate your continued interest in the Company.

Sincerely,

Joseph L. von Rosenberg III Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 21, 2012

TO THE STOCKHOLDERS OF OMEGA PROTEIN CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Omega Protein Corporation (the “Company”) will be held at The Granduca Hotel, 1080 Uptown Park Blvd., Houston, Texas 77056 on June, 21, 2012 at 9:00 a.m., local time, for the following purposes:

1.	To elect two Class II directors for a term of three years and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 24, 2012 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof. A list of such stockholders will be available during normal business hours at the offices of the Company for inspection at least ten days prior to the Annual Meeting.

You are cordially invited to attend the Annual Meeting.

By order of the Board of Directors

JOHN D. HELD Executive Vice President, General Counsel and Secretary

Houston, Texas

April 27, 2012

OMEGA PROTEIN CORPORATION

2105 CityWest Blvd.

Suite 500

Houston, Texas 77042

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

JUNE 21, 2012

General Information

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of Omega Protein Corporation (“Omega” or the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held at The Granduca Hotel, 1080 Uptown Park Blvd., Houston, Texas 77056 on June 21, 2012 at 9:00 a.m., local time, and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in this Proxy Statement. This Proxy Statement and the enclosed form of proxy (the “Proxy Card”) are first being mailed to stockholders on or about April 27, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 21, 2012.

We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting of Stockholders, Proxy Card and Annual Report to Stockholders for the fiscal year ended December 31, 2011, and by notifying you of the availability of our proxy materials on the Internet. The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2011 are available at www.omegaprotein.com/annualmeeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), the materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company’s Corporate Secretary at 713-623-0060 or via email at hq@omegahouston.com.

Proxy Card

The shares represented by any Proxy Card which is properly executed and received by the Company prior to or at the Annual Meeting (each, a “Conforming Proxy”) will be voted in accordance with the specifications made thereon. Conforming Proxies that are properly signed and returned but on which no specifications have been made by the stockholder will be voted in favor of the proposals described in the Proxy Statement. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters are properly brought before the Annual Meeting, the persons named in the Proxy Card will vote the shares represented by each Conforming Proxy on those matters as instructed by the Board of Directors, or in the absence of express instructions from the Board of Directors, in accordance with their own best judgment. A stockholder who has executed and delivered a Conforming Proxy may revoke that Conforming Proxy at any time before it is voted by (i) executing a new proxy with a later date and delivering the new proxy to the Company Secretary, (ii) voting in person at the Annual Meeting, or (iii) giving written notice of revocation to the Company Secretary prior to the Annual Meeting.

Quorum and Other Matters

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), is necessary to constitute a quorum. Shares of Common Stock represented by Conforming Proxies will be counted as present at the Annual Meeting for purposes of determining a quorum without regard as to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock represented by Conforming Proxies that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a “broker non-vote”) for voting on some or all other matters.

Proposal No. 1, the two directors to be elected, will require approval of a plurality of the votes cast. Directors will be elected by a favorable vote of the plurality of shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. You may either vote “FOR” or “WITHHOLD” authority to vote for the Company’s director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

All other matters to come before the Annual Meeting, including Proposals No. 2 and 3, will require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals to be presented at the Annual Meeting. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have the same practical effect as a vote against the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2) and the advisory proposal on executive compensation (Proposal No. 3).

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers, banks and other nominees do not receive voting instructions from their customers and the broker, bank or other nominee does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker, bank or other nominee may have authority to vote your shares on certain routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the Company’s independent registered public accounting firm, but not the election of directors or the advisory proposal on executive compensation. If your shares are held by a broker, your broker cannot vote your shares for the election of directors or the advisory proposal on executive compensation unless you provide voting instructions. Therefore, please instruct your broker how to vote your shares on these matters promptly. Broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote for the advisory proposal on executive compensation.

Solicitation of Proxies

This solicitation of proxies is being made by the Board of Directors of the Company and all expenses of this solicitation will be borne by the Company. Directors, officers and employees may solicit proxies on behalf of the Board of Directors, without additional compensation, personally or by telephone. The Company has retained Georgeson, Inc. to solicit proxies at a fee of $6,250 plus the reimbursement of reasonable expenses. The Company also expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses incurred when forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The outstanding voting securities of the Company consist entirely of shares of Common Stock. Each share of Common Stock entitles its owner to one vote upon each matter to come before the Annual Meeting. Only stockholders of record at the close of business on April 24, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting and at any postponement or adjournment thereof. At the close of business on such date, the Company had outstanding 19,597,097 shares of Common Stock.

Security Ownership of Certain Beneficial Owners

To the Company’s knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Common Stock based on the number of shares outstanding on January 1, 2012 (19,568,851 shares):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Wellington Management Company LLP(1)	2,182,508	11.1%
280 Congress Street
Boston, Massachusetts 02110

Dimensional Fund Advisors, LP(2)	1,475,658	7.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

LSV Asset Management(3)	1,050,890	5.4%
155 N. Wacker Drive
Suite 4600
Chicago, Illinois 60606

(1)	Based on a Schedule 13G dated February 14, 2012 filed with the SEC by Wellington Management Company LLP showing shared voting power over 1,325,712 shares and shared dispositive power over 2,182,508 shares.
(2)	Based on a Schedule 13G dated February 10, 2012 filed with the SEC by Dimensional Fund Advisors LP showing sole voting power over 1,431,842 shares and sole dispositive power over 1,475,658 shares.
(3)	Based on a Schedule 13G dated February 2, 2012 filed with the SEC by LSV Asset Management showing sole voting power over 1,050,890 shares and sole dispositive power over 1,050,890 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of January 1, 2012 by each of the Company’s directors and executive officers, including each of the Named Executive Officers set forth in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares of Common Stock shown.

Name of Beneficial Owner	Shares of the Company’s Common Stock(1)	Percent of the Company’s Common Stock(2)
EXECUTIVE OFFICERS:
Joseph L. von Rosenberg III(3)	792,456	3.9%
John D. Held	284,499	1.4%
Bret D. Scholtes(4)	162,999	*
Joseph E. Kadi(5)	142,500	*
Dr. Mark E. Griffin	124,833	*
Gregory P. Toups	73,667	*
Andrew C. Johannesen(6)	52,198	*
Matthew W. Phillips	26,000	*
DIRECTORS:
Dr. William E. M. Lands(7)	125,896	*
Dr. Gary L. Allee	46,708	*
Paul M. Kearns	30,000	*
Harry O. Nicodemus IV(8)	20,000	*
David A. Owen	18,929	*
Gary R. Goodwin	10,000	*
Dr. Jonathan Shepherd(9)	0	*
David W. Wehlmann(10)	0	*

All directors and executive officers as a group, including those persons named above (15 total)	1,910,686	9.0%

*	Represents ownership of less than 1.0%.
(1)	Includes 779,456, 249,499, 99,999, 132,500, 88,333, 56,667, 0, 0, 100,000, 30,000, 30,000, 20,000, 18,929, 10,000, 0, 0 and 1,615,384 shares of Common Stock subject to stock options exercisable on January 1, 2012 or within 60 days thereafter held by, respectively, Messrs. von Rosenberg, Held, Scholtes, Kadi, Griffin, Toups, Johannesen, Phillips, Lands, Allee, Kearns, Nicodemus, Owen, Goodwin, Shepherd, Wehlmann and all directors and executive officers as a group. None of the directly owned shares of Common Stock or stock options are pledged as collateral. None of the directly owned shares of Common Stock or stock options held by directors or executive officers are held pursuant to any minimum shareholding requirement.
(2)	For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons, any security which such person has the right to acquire within 60 days after January 1, 2012 is deemed to be outstanding for that person, but is not deemed to be outstanding in computing the percentage ownership of any other person.
(3)	Mr. von Rosenberg retired from the positions of President and Chief Executive Officer effective December 31, 2011.
(4)	Mr. Scholtes was promoted to the positions of President and Chief Executive Officer effective January 1, 2012.
(5)	Mr. Kadi’s employment with the Company terminated on April 13, 2012.
(6)	Mr. Johannesen was promoted to the positions of Executive Vice President and Chief Financial Officer effective January 1, 2012.
(7)	Includes 2,000 shares of Common Stock owned by a trust established for the benefit of Dr. Lands’ grandchildren. Dr. Lands disclaims beneficial ownership of such shares.

(8)	Mr. Nicodemus will retire as a Company director upon the expiration of his term on the date of the Annual Meeting.
(9)	Dr. Shepherd joined the Board on January 1, 2012.
(10)	Mr. Wehlmann joined the Board on April 1, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation divide the Board of Directors into three classes designated as Class I, Class II and Class III. Each class of directors is elected to serve a three-year term. The Board presently consists of nine directors, three in Class I, three in Class II and three in Class III, whose terms expire at the 2014, 2012 and 2013 Annual Meetings, respectively, or as soon thereafter as their successors are duly elected and qualified.

The current Class II directors are Harry O. Nicodemus, IV, Gary R. Goodwin and David W. Wehlmann and their terms expire at the Annual Meeting, or as soon thereafter as their successors are duly elected and qualified. Mr. Nicodemus will retire as a director upon the expiration of his term on the date of the Annual Meeting. Each of Mr. Goodwin and Mr. Wehlmann has been nominated by the Board of Directors pursuant to the recommendation of the Corporate Governance and Nominating Committee to be elected by the holders of the Common Stock to serve a three-year term as a Class II director. The Board has determined that each of these directors are independent under the rules of the NYSE and the definition of “independent director” as established by the Board.

Our Board of Directors includes nine members who we believe are well-qualified to serve on the Board and represent our stockholders’ best interests. The basic responsibility of a Company director is to exercise his or her business judgment prudently and act in a manner that he or she believes in good faith to be in the best interests of the Company and its stockholders.

The Corporate Governance and Nominating Committee and the Board consider individuals who have records for leadership and success in their areas of activity and who will make meaningful contributions to the Board. Nominees for director are selected on the basis of Board experience, character, integrity, ability to make independent analytical inquiries, business background, as well as an understanding of the Company’s business environment.

We believe that each of the director nominees and our other directors bring these qualifications in a positive manner to our Board of Directors. Moreover, our members provide our Board with a diverse complement of specific business skills, experience and perspectives. In addition to the general qualifications described above and the information included in each director’s biographical summary, the following table describes some of the key qualifications, business skills, experience and perspectives that each of our directors brings to our Board:

Director	Additional Qualifications
Joseph L. von Rosenberg III	Expertise in the Company’s business and industry.

Harry O. Nicodemus IV	Financial accounting expertise, Audit Committee financial expert

Paul M. Kearns	Expertise in insurance markets and risk management.

Gary R. Goodwin	Expertise in energy markets.

Dr. Gary Allee	Expertise in swine nutrition research and production and other animal feed markets.

Dr. William E.M. Lands	Expertise in nutrition, metabolism and health related to omega-3 and omega-6 fatty acids.

David A. Owen	Expertise in law and complex commercial litigation.

Dr. Jonathan Shepherd	Expertise in aquaculture, fisheries sustainability and world fish meal and fish oil markets.

David W. Wehlmann	Financial accounting expertise; Audit Committee financial expert, expertise in oil and gas industry

The Company’s Articles of Incorporation provide that no more than a minority of the number of directors necessary to constitute a quorum of the Board of Directors may be non-U.S. citizens. Each of the Company’s directors is a citizen of the United States except for Paul M. Kearns and Dr. Jonathan Shepherd, who are both Class III directors and citizens of the United Kingdom.

Conforming Proxies representing shares of Common Stock held on the Record Date that are returned will be voted, unless otherwise specified, in favor of the nominees for the Class II directors named below. The nominees have consented to be named in this Proxy Statement and to serve if elected, but should either nominee be unavailable to serve (which event is not anticipated) the persons named in the Proxy Card intend to vote for such substitute nominee or nominees as the Corporate Governance and Nominating Committee may recommend and that the Board of Directors may nominate.

Class II Nominees—Current Term Expires at the 2012 Annual Meeting

GARY R. GOODWIN, age 64, has been a director of the Company since November 2006. Mr. Goodwin served as a Principal and Vice President—Crude Oil Marketing of Texon, L.P., a privately held crude oil marketing company from 1996 until his retirement in 2010. Mr. Goodwin currently manages his personal investments.

DAVID W. WEHLMANN, age 53, has been a director of the Company since April 1, 2012. Mr. Wehlmann is currently a private investor. Mr. Wehlmann served as Executive Vice President, Investor Relations of Precision Drilling Corporation, a publicly traded oilfield services company, until March 2012. He assumed this position in December 2008 upon the acquisition of Grey Wolf, Inc. by Precision Drilling Corporation. Mr. Wehlmann previously served as Executive Vice President, Chief Financial Officer and Secretary of Grey Wolf, Inc., a publicly traded oilfield services company, from March 2003. He was Senior Vice President, Chief Financial Officer and Secretary of Grey Wolf, Inc. from February 1998 to March 2003. He joined Grey Wolf in July 1996 and served as Vice President and Controller. From 1991 to 1996, Mr. Wehlmann served in senior accounting roles with EnerVest Management Company L.C., a privately held oil and gas property acquisition and management company, and Convest Energy Corporation, a publicly traded oil and gas exploration and production company. Mr. Wehlmann served as a director of Cano Petroleum, Inc., a publicly traded oil and gas exploration and production company, from December 2007 until September 2010. Mr. Wehlmann is a Certified Public Accountant.

Vote Required. Each nominee shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF MR. GOODWIN AND MR. WEHLMANN AS A CLASS II DIRECTOR.

Continuing Directors

Biographical and other information with respect to all members of the Board of Directors whose current terms will continue after the Annual Meeting is set forth below:

Class I Directors—Current Term Expires at the 2014 Annual Meeting

DR. GARY L. ALLEE, age 67, has been a director of the Company since May 1998. For more than twenty years, Dr. Allee has been Professor of Swine Nutrition at the University of Missouri, a position from which he retired in 2010. Dr. Allee has also served as President and as a member of the Board of Directors of the Midwest Section of the American Society of Animal Science. Dr. Allee has B.S. and M.S. degrees in Animal Husbandry and Swine Nutrition from the University of Missouri and a Ph.D. in Nutritional Sciences from the University of Illinois.

DR. WILLIAM E. M. LANDS, age 81, has been a director of the Company since May 1998. In February 2002, Dr. Lands retired as Senior Scientific Advisor to the Director of the National Institute on Alcohol Abuse and Alcoholism, a position he assumed after serving as head of the Department of Biological Chemistry at the University of Illinois Medical Center. Dr. Lands has a B.S. degree in Chemistry from the University of Michigan and a Ph.D. in Biological Chemistry from the University of Illinois.

DAVID A. OWEN, age 53, has been a director of the Company since February 2010. Mr. Owen is an attorney and has practiced with the law firm of Bingham Greenbaum Doll LLP (successor to Greenbaum Doll & McDonald PLLC) for more than the last five years. Mr. Owen represents businesses in a wide variety of complex commercial litigation matters, including environmental, agribusiness, toxic tort, anti-trust, construction, environmental permitting and enforcement matters.

Class III Directors—Current Term Expires at the 2013 Annual Meeting

PAUL M. KEARNS, age 48, has been a director of the Company since June 2001. Mr. Kearns is Director—Marine at Price Forbes Ltd., a London-based insurance brokerage firm which is the successor to Prentis, Donegan & Partners, Ltd., an insurance brokerage firm which Mr. Kearns co-founded in 1993. Mr. Kearns has more than 20 years of experience in the global risk management and insurance industries. Mr. Kearns is a citizen of the United Kingdom.

JOSEPH L. VON ROSENBERG III, age 53, has been a director of the Company since July 1997 and the Chairman of the Board since November 2006. Mr. von Rosenberg was formerly the President and Chief Executive Officer of the Company from July 1997 until his retirement from the positions of President and Chief Executive Officer on December 31, 2011.

DR. JONATHAN SHEPHERD, age 65, has been a director of the Company since January 1, 2012. Dr. Shepherd served as Director General of The International Fishmeal and Fish Oil Organization (IFFO), an international non-profit organization which represents fish meal and fish oil producers and related trades throughout the world from 2004 through December 2011. Prior thereto, Dr. Shepherd was Group Managing Director of BioMar, a fish feed company based in Denmark. Prior thereto, Dr. Shepherd held a series of senior posts with Unilever, Peter Hand and Norsk Hydro connected with fish farming, pharmaceuticals, and feed manufacturing. Dr. Shepherd has a BVSc from Liverpool Veterinary School and a PhD from Stirling University. Dr. Shepherd is a citizen of the United Kingdom

Board of Directors and Board Committees

The Company’s Board of Directors has nine directors and has established the Audit, Compensation, Scientific and Corporate Governance and Nominating Committees as its standing committees. The Board of Directors does not have an executive committee or any committees performing a similar function.

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long-term. The Corporate Governance Guidelines also contain the Board’s definitions for determining director independence. The Corporate Governance Guidelines are posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of the Corporate Governance Guidelines to any stockholder upon request.

During 2011, the Board of Directors met seven times, the Audit Committee met four times, the Compensation Committee met four times, the Scientific Committee met four times, and the Corporate Governance and Nominating Committee met two times. Each incumbent director, during the period for which he was a director in 2011, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

Audit Committee. The Audit Committee consists of Mr. Nicodemus (Chairman), Mr. Goodwin, Dr. Allee, Dr. Lands and Mr. Wehlmann, each of whom the Board of Directors has determined to be “independent” under the definition set forth in the NYSE listing standards, under the standards set for audit committee members by the Exchange Act, and under the definition of independent director established by the Board. The Board of Directors has also determined that each of Mr. Nicodemus and Mr. Wehlmann is an audit committee financial expert as that term is used in applicable SEC regulations. Mr. Nicodemus will retire as a Company director upon the expiration of his term on the date of the Annual Meeting.

The Audit Committee reviews the adequacy of the Company’s internal control systems and financial reporting procedures, reviews the general scope of the annual audit and reviews and monitors the performance of non-audit services by the Company’s independent registered public accounting firm. The Audit Committee also meets with the Company’s independent registered public accounting firm and with appropriate financial personnel of the Company regarding these matters. The Audit Committee also appoints the Company’s independent registered public accounting firm. The independent registered public accounting firm may meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Compensation Committee. The Compensation Committee consists of Mr. Kearns (Chairman), Mr. Goodwin and Dr. Allee, each of whom the Board of Directors has determined to be independent under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Compensation Committee determines the compensation (both salary and performance incentive compensation) to be paid to the Chief Executive Officer and certain other officers of the Company, and makes grants of long-term incentive awards. The Compensation Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

We believe our compensation program for employees and executives is not likely to have a material adverse effect on the Company because we believe our combination of base salary, bonus and long-term equity incentives is balanced and serves to motivate our employees to accomplish our Company objectives while avoiding unreasonable risk-taking.

For a description of the Company’s processes and procedures for considering and determining executive and director compensation, see “Compensation Discussion and Analysis for the Year Ended December 31, 2011”.

Scientific Committee. The Scientific Committee consists of Dr. Shepherd (Chairman), Dr. Lands and Dr. Allee, each of whom the Board of Directors has determined to be independent under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Scientific Committee keeps the Board of Directors and Company management apprised of scientific matters and developments that are relevant to the Company’s industry. The Scientific Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Mr. Goodwin (Chairman), Mr. Nicodemus, Mr. Kearns and Mr. Owen, each of whom the Board of Directors has determined to be “independent” under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis on corporate governance matters, periodically reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines and recommends proposed revisions to the Corporate Governance Guidelines to the Board. The Committee also identifies individuals qualified to become members of the Board, recommends to the Board director nominees for Board seats and committee seats, and monitors and evaluates the orientation and training needs of directors. The

Corporate Governance and Nominating Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Other than the provisions contained in the Company’s Bylaws set forth below, the Corporate Governance and Nominating Committee has not established formal procedures to be followed by stockholders submitting recommendations for candidates for the Board, nor has it established a formal process for identifying candidates for directors. The Corporate Governance and Nominating Committee considers individuals who have distinguished records for leadership and success in their area of activity and who will make meaningful contributions to the Board. The Corporate Governance and Nominating Committee recommends to the Board nominees for director on the basis of broad experience, character, integrity, ability to make independent analytical inquiries, as well as their understanding of the Company’s business environment. The Company has not paid fees to any third party to identify, evaluate or assist any director candidates.

Although not part of any formal policy, our goal with regard to diversity is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences are complementary and, together, cover the broad spectrum of areas that impact our business. Our directors bring a broad range of leadership experience to the boardroom that is useful to our Company. We believe all Board members are well-engaged in their responsibilities, and all Board members express their views and are open to the opinions expressed by other directors.

The Board believes that it should generally have no fewer than five and no more than nine directors. This range permits diversity of experience without hindering effective discussions or diminishing individual accountability. The Board believes that stockholders will benefit from the continuity, experience and stability that comes with longevity of service on the Board. As such, the Board does not limit the terms of its directors or require retirement at a specific age.

The Company’s Bylaws provide that nominations for the election of directors may be made upon timely notice given by a stockholder. A timely notice must be made in writing, and physically received by the Secretary of the Company, not later than the close of business on the 60th calendar day, nor earlier than the close of business on the 90th calendar day, before the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the upcoming annual meeting is more than 30 calendar days before, or more than 60 calendar days after, such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th calendar day before such annual meeting and not later than the close of business on the later of the 60th calendar day before such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company. The stockholder notice must contain: (i) the name and address of the nominee for director, (ii) the name and address, as they appear on the books of the Company, of the stockholder proposing the nomination, (iii) the class and number of shares of the stock of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in the nomination.

Independent Directors. The Board of Directors has determined that all members of the Board, other than the Company’s Chairman of the Board, Joseph L. von Rosenberg III, are “independent” under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. In addition, the Board of Directors has determined that all members of the Company’s Audit Committee, in addition to meeting the above standards, also meet the criteria for independence for audit committee members under the Exchange Act. The Board’s policy on the number or percentage of independent directors on the Board is that a majority of directors on the Board shall be independent. In addition, pursuant to the NYSE listing standards, the Company is required to have, and currently has, a majority of independent directors on the Board.

The Board of Directors determines whether each director is independent based upon all relevant facts and circumstances appropriate for consideration in the judgment of the Board. In the context of this review, the Board has adopted a definition of independent director which includes the NYSE definition of independent director and is included in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at www.omegaproteininc.com. The Company’s definition of independent director is set forth in full below:

(a)	No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company will disclose these determinations annually in its proxy statement.

(b)	In addition, a director is not independent if:

(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member (as defined in the NYSE Listed Company Manual) who is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

(ii)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

(iii)	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked the Company’s audit within that time.

(iv)	The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year of such other company. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered payments for purposes of this test, provided however the Company shall disclose in its annual proxy statement, or if the Company does not file an annual proxy statement, in the Company’s annual report on Form 10-K filed with the SEC, any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Board is obligated to consider the materiality of any such relationship in accordance with Section (a) above.

(vi)	A director who is a control person or director, or the immediate family member of a control person or director, of an entity that is the beneficial owner of 25% of the outstanding shares of common stock of the Company is not independent until three years after the end of such control or director relationship.

In its determination of Board member independence, the Board determined that each of Dr. Allee, Mr. Goodwin, Dr. Lands, Mr. Nicodemus, Dr. Shepherd, Mr. Wehlmann and Mr. Owen has no direct or indirect relationship with the Company of any type, other than in his capacity as a Board member, and that Mr. Kearns has no direct relationship with the Company, other than in his capacity as a Board member. The Board is aware that Mr. Kearns’ employer, Price Forbes Ltd. (“Price Forbes”), has provided insurance services in the past for certain lines of insurance utilized by the Company, and that the Company has paid commissions on those insurance policies, either to Price Forbes directly or to insurance carriers who in turn reimbursed Price Forbes.

In 2011, the aggregate commissions paid to Price Forbes which related to the Company’s business were $496,478. The Board determined that these commissions were reasonable given the nature of the Company’s business, the availability of the insurance lines and the complexity of the assignment. The Board also noted that Mr. Kearns owns less than a 1% equity interest in Price Forbes and that his compensation from Price Forbes was not tied in any way to any commission relating to the Company’s business. Therefore, the Board concluded that Mr. Kearns was independent for purposes of the Board’s Corporate Governance Guidelines.

Stockholder and Interested Party Communications. The Board of Directors maintains a process for stockholders or other interested parties to communicate with the Board or any Board member. Stockholders or interested parties who desire to communicate with the Board should send any communication to the Company’s Corporate Secretary, Omega Protein Corporation, 2105 City West Blvd., Suite 500, Houston, Texas 77042. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses inappropriate expletive language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at Annual Meetings. The Board does not have a policy requiring that all directors attend Company annual meetings of stockholders, but it encourages all directors to do so. The 2011 Annual Meeting of Stockholders was attended by all of the directors.

Board Leadership Structure. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. In order to permit maximum flexibility, our Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman of the Board should be separate and whether the Chairman of the Board should be selected from the non-employee directors or be an employee.

Joseph L. von Rosenberg III has been a director of the Company since July 1997 and the Chairman of the Board since November 2006. Mr. von Rosenberg was formerly the President and Chief Executive Officer of the Company from July 1997 until his retirement from the positions of President and Chief Executive Officer on December 31, 2011. Mr. von Rosenberg has extensive knowledge of the Company and our industry is dedicated to working closely with other members of our Board. Mr. von Rosenberg’s first-hand knowledge facilitates the Board decision-making process because he chairs the Board meetings where the Board discusses strategic and business issues.

The Board believes that independent Board leadership is important and that it is appropriate to elect an independent director to serve as a Presiding Director. The Presiding Director has the responsibility to (1) preside at all meetings of the independent directors; (2) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings; (3) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (4) perform such other functions as the independent directors may designate from time to time. Dr. Allee currently serves as the Presiding Director.

Our Board is currently comprised of eight independent directors and one employee director. We believe that the members of our Board and the four standing Board Committees provide appropriate oversight for our Company. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk and compliance matters. The Compensation Committee oversees the annual compensation and performance evaluation of our Chief Executive Officer and other Company officers. The Corporate Governance and Nominating Committee monitors matters such as the composition of the Board and its committees, board performance and “best practices” in corporate governance. The Scientific Committee oversees ongoing scientific research which affects our business and research and development programs. Each Committee is led by a chairperson other than the Chairman of the Board. We believe this framework strikes a sound balance with appropriate oversight.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Consideration of Risks. Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of our risks, including our operations, strategic direction and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy and risks related to our business. These updates are accomplished primarily through discussions with appropriate management personnel and with the Board’s committees as discussed below.

In addition, each of our Board committees considers risk within its specific area of responsibility. For instance, our Audit Committee often asks management or our independent registered public accounting firm to address critical accounting issues at its meetings, and then considers the overall impact that these issues may have on our financial position and risk profile. In addition, the Audit Committee often discusses legal and compliance matters, and also assesses our disclosure controls and procedures and internal controls over financial reporting. Likewise, the Compensation Committee considers our executive compensation programs with a goal of providing incentives to appropriately reward executives for growth without undue risk taking. On an annual basis, the Nominating and Corporate Governance Committee reviews our Board and Board Committees’ structure to ensure appropriate oversight of risk. Our Scientific Committee stays apprised of ongoing scientific developments that may affect our business.

The three Company officers who supervise the Company’s overall risk management are its Chief Executive Officer, Chief Financial Officer and General Counsel. The Chief Executive Officer reports directly to the Board. The Chief Financial Officer and the General Counsel report to the Chief Executive Officer and generally attend every Board meeting (and in the case of the General Counsel, generally every Committee meeting as well). The Board receives information on risk oversight issues from these three officers freely and without any restrictions, usually in the form of Board or Committee presentations or a question and answer format. Board members may also communicate directly with any of these officers at any time. Accordingly, the Board does not believe it necessary for the Chief Financial Officer or General Counsel positions to report directly to the Board.

Presiding Director for Board Executive Sessions. The Company schedules regular executive sessions in which directors meet without management present. The Board has elected Dr. Gary Allee to be the Presiding Director at all Board executive sessions. Stockholders may communicate with the Presiding Director in the same manner described above under “—Stockholder and Interested Party Communications.”

Codes of Ethics. The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all Company employees, as well as a Code of Ethics for Financial Professionals which applies to all Company professionals who serve in a finance, accounting, treasury or investor relations role. The Codes are posted on the Company’s website at www.omegaproteininc.com. The Company intends to post amendments to or waivers from the Codes to the extent applicable to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions on the Company’s website. The Company will also provide a copy of these Codes to any stockholder upon request.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company as of January 1, 2012.

Name	Age	Position
Joseph L. von Rosenberg III	53	Chairman of the Board
Bret D. Scholtes	42	President and Chief Executive Officer
Andrew C. Johannesen	44	Executive Vice President and Chief Financial Officer
John D. Held	49	Executive Vice President, General Counsel and Secretary
Dr. Mark E. Griffin	43	Senior Vice President — R&D/Sales and Marketing
Joseph E. Kadi	51	Senior Vice President — Operations
Gregory P. Toups	36	Chief Accounting Officer, Vice President and Controller
Matthew W. Phillips	41	President — Cyvex Nutrition, Inc. (a subsidiary of the Company)

JOSEPH L. VON ROSENBERG III has been a director of the Company since July 1997 and the Chairman of the Board since November 2006. Mr. von Rosenberg was formerly the President and Chief Executive Officer of the Company from July 1997 until his retirement from the positions of President and Chief Executive Officer on December 31, 2011.

BRET D. SCHOLTES has served as the Company’s President and Chief Executive Officer since January 1, 2012. Prior thereto, Mr. Scholtes served as the Company’s Senior Vice President—Corporate Development from April 2010 to December 2010 and as the Company’s Executive Vice President and Chief Financial Officer from January 2011 to December 2011. From 2006 to April 2010, Mr. Scholtes served as a Vice President at GE Energy Financial Services, a global energy investment firm. Prior to that, Mr. Scholtes held positions with two publicly traded energy companies. Mr. Scholtes also has five years of public accounting experience.

ANDREW C. JOHANNESEN has served as Executive Vice President and Chief Financial Officer of the Company since January 1, 2012 and as Senior Vice President – Finance and Treasurer from July 2011 to December 2011. From December 2010 to July 2011, Mr. Johannesen served as Vice President and Treasurer of Westlake Chemical Corporation, a chemicals and plastic manufacturer. From 2007 to December 2010, Mr. Johannesen served as Vice President and Treasurer of RRI Energy, Inc. (formerly Reliant Energy, Inc.), an electricity and energy service provider, and Vice President and Assistant Treasurer of RRI from 2005 to 2007. Prior to that, Mr. Johannesen worked for Exxon Mobil Corporation and a major public accounting firm. Mr. Johannesen is a Certified Public Accountant.

JOHN D. HELD has served as the Company’s General Counsel since March 2000, as Vice President of the Company from April 2002 to September 2002, as Senior Vice President from September 2002 to June 2006, as Secretary since September 2002 and as Executive Vice President since June 2006. From 1996 to 1999, Mr. Held was Senior Vice President, General Counsel and Secretary of American Residential Services, Inc., a then public company engaged in the consolidation of the air-conditioning, plumbing and electrical service industries. Prior to that, Mr. Held practiced law with Baker Botts LLP in Houston, Texas.

DR. MARK E. GRIFFIN has served as Vice President—Research and Development since July 2009 and as Senior Vice President—R&D and Sales and Marketing since January 1, 2011. From April 2009 to July 2009, Dr. Griffin served as Technical Director of the Specialty Group of Land O’Lakes Purina Feed, LLC, a co-operative of agricultural producers and marketer of agriculture food products. From 2003 to April 2009,

Dr. Griffin served as Director of the Zoo and Aquaculture divisions of Land O’Lakes Purina Feed, LLC. Dr. Griffin also previously held several positions in the aquaculture, companion animal, zoo and private label divisions of Purina Mills, Inc. and Land O’ Lakes Purina Feed, LLC.

JOSEPH E. KADI has served as Senior Vice President—Operations since December 2008 and as Director of Strategic Development of the Company from November 2008 to December 2008. From 2003 to October 2008, Mr. Kadi was Vice President of Operations for Milk Specialties Company, a manufacturer of nutritional and health products for the food and feed industries. From 1999 to 2003, Mr. Kadi was Director of Manufacturing, Worldwide for Applied Food Biotechnology, a manufacturer of liquid and dry pet food flavors. Mr. Kadi’s employment with the Company terminated on April 13, 2012.

GREGORY P. TOUPS has served as the Company’s Chief Accounting Officer since June 2011, as the Company’s Vice President and Controller since May 2008, as Controller since May 2005, and as Assistant Controller from March 2005 to May 2005. Prior thereto, Mr. Toups was employed by the accounting firms Kushner LaGraize LLC, from November 2001 to March 2005, and by PricewaterhouseCoopers, LLP, from January 1998 to November 2001. Mr. Toups is a Certified Public Accountant.

MATTHEW W. PHILLIPS has served as the President of Cyvex Nutrition, Inc. (acquired by the Company in December 2010) since March 2008. Prior thereto, Mr. Phillips served as Vice President, Marketing and Sales American/Europe for BI Nutraceuticals, a botanical ingredient supplier, from January 2002 until March 2008. Prior thereto, Mr. Phillips held sales and marketing positions of increasing responsibility with various botanical, nutrition and wellness companies.

COMPENSATION DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2011

Overview

This section provides an overview of our executive compensation program and policies, the material compensation decisions that we made with regard to our 2011 compensation, as well as the material factors that we considered in making those decisions, and the policies that we intend to use to guide compensation decisions.

Unless otherwise indicated, this section refers only to the compensation of those executive officers whom we refer to as our “Named Executive Officers.” These executive officers are:

•	Joseph L. von Rosenberg III, Chairman of the Board, Chief Executive Officer and President until December 31, 2011; Chairman of the Board effective January 1, 2012

•	Bret D. Scholtes, Executive Vice President and Chief Financial Officer until December 31, 2011; President and Chief Executive Officer effective January 1, 2012

•	John D. Held, Executive Vice President, General Counsel and Secretary

•	Andrew C.Johannesen, Senior Vice President—Finance and Treasurer until December 31, 2011; Executive Vice President and Chief Financial Officer effective January 1, 2012

•	Dr. Mark E. Griffin, Senior Vice President—R&D/ Sales and Marketing

Our executive compensation program is subject to the oversight of the Compensation Committee (“Committee”) of our Board of Directors. The Committee is composed of Paul M. Kearns (Chairman), Dr. Gary L. Allee and Gary R. Goodwin. The Committee determines the compensation to be paid to the Chief Executive Officer (the “CEO”) and other officers of the Company. In 2011, the Committee reviewed and approved the compensation for the Named Executive Officers. The Committee also determines the compensation to be paid to the Company’s independent directors unless otherwise undertaken by the Board.

Our ability to hire and retain employees with the requisite skills and experience to develop, expand and execute business opportunities is essential to our success and the success of our stockholders. While we hope to offer a work environment in which employees can find attractive career challenges and opportunities, we also understand that employees have choices regarding where they pursue their careers and that the compensation that we offer plays a significant role in their decision to choose us as their employer.

Our compensation program is designed to support the successful recruitment, development and retention of key employees in order to achieve our corporate goals, align management’s interests with those of our stockholders, and optimize long-term financial returns. Because we believe that employee continuity and retention of institutional knowledge are important corporate goals, we believe that our compensation programs must support the retention of our key employees.

Committee Authority

The Committee operates under a written charter adopted by the Board of Directors. The Committee meets at various times during the year and may also act on occasion by unanimous written consent. During 2011, the Committee met four times. The Chairman of the Committee reports on the Committee’s activities at meetings of the Board of Directors.

To fulfill its responsibilities, the Committee:

1.	Provides direction to the Company in connection with executive compensation and benefits for the executive team.

2.	Reviews and approves corporate goals and individual performance relevant to the compensation of the CEO.

3.	Evaluates the CEO’s performance and achievement of corporate goals, either as a committee or together with other independent directors, and determines the CEO’s compensation level based on such evaluation.

4.	After considering the recommendations of the CEO, reviews the compensation structure and determines the compensation of officers and senior employees of the Company, in each case who earn an annual base salary in excess of $175,000.

5.	Approves, on behalf of the Board, employment agreements or similar arrangements, or amendments to existing employment agreements or similar arrangements, for officers of the Company.

6.	Evaluates and makes recommendations to the Board with respect to the adoption, substantive modification, or termination of any benefit plan of the Company.

7.	Administers any incentive or equity-based compensation plans approved by the Board in accordance with the responsibilities assigned to the Committee under those plans.

8.	Unless otherwise undertaken by the Board, approves the compensation of the Company’s independent directors.

Key Elements of Compensation and General Policies

Key Elements. The key elements of our executive compensation program are: (i) base salary, (ii) annual cash bonuses, (iii) long-term equity incentive awards, and (iv) perquisites and generally available benefit programs. Our general policies as formulated by the Committee with respect to the four components of compensation are discussed below.

Background. The Committee considered three major factors which have historically substantially impacted the Company’s performance:

•

Cost of Production. The Company’s cost of production is heavily correlated to the amount of its annual fish catch. The amount of fish catch is dependent upon important factors largely outside of management’s control such as weather and fish availability (and in 2010, the Deepwater Horizon oil spill disaster).

•

Amount of Production. The amount of annual product produced by the Company is dependent upon the amount of annual fish catch, as well as the oil yield derived from that fish catch which has fluctuated from year to year due to biological factors. Both fish catch and oil yields are largely outside of management’s control. For example, the Company’s 2011 oil yield results were the poorest in its recent history and were lower by 28.7% compared to the Company’s oil yield average for the prior five years.

•

Prices for Products. Prices for fish meal and unrefined fish oil are generally set in a world commodity market and these prices are largely outside of management’s control. These commodity prices determine to a large extent what prices the Company is able to charge for many of its products.

Based on its consideration of the foregoing factors, the Committee believes that a material portion of Company financial performance is directly impacted by factors largely outside of management’s control and that therefore, incentive plans (both equity and cash) based on specific financial targets (stock price, revenue growth, net profit growth, cash flow, return on equity, and earnings per share) may not necessarily reflect the innovativeness, dedication, creativity and historical perspective that Company management may bring to bear on a business that is heavily susceptible to outside influences. Our compensation program is designed to be flexible in order to allow the Committee to reward innovation reflected in management’s response to events or situations that are not susceptible to measurement or that do not recur from year to year. For example, the Company’s business was substantially impacted in 2005 by Hurricanes Katrina and Rita which severely damaged three Gulf plants, in 2008 by Hurricane Ike which severely damaged two Gulf plants, and in 2010 by the Deepwater Horizon oil spill disaster which substantially restricted commercial fishing in the Gulf of Mexico and necessitated the temporary shut–down of the Company’s Moss Point, Mississippi facility.

1. Base Salary. We pay our officers a base salary to compensate them for their services and to provide a steady source of income. The Committee has generally reviewed and established the base salaries of the CEO and certain other officers on an annual basis. In establishing base salaries, the Committee considers the effect of any new base salary level on total compensation, the length of time since the last salary increase, the importance of the position, the skills and background required for the position and internal equity considerations among the Company’s senior officer positions. The Committee has also at times considered as a factor marketplace data for similarly based positions. The Committee has not generally used any mechanical formulations or weighting of any of the factors it considers, although it may do so from time to time.

The Committee decided to make no changes to the annual base salaries for Named Executive Officers in 2012.

2. Annual Cash Bonuses. We pay annual cash bonuses to our executive officers to reward for performance. The Committee has generally granted performance awards in the form of cash bonuses for the CEO and certain other officers on an annual basis. These bonuses have been determined at the Committee’s discretion, taking into account the effect of the bonus award on total compensation, the length of time since the last cash bonus, internal equity considerations among the Company’s senior officer positions, the Company’s financial and operational performance and the CEO’s and the Committee’s subjective assessment of the executive’s performance. The Committee has also at times considered as a factor market place data for similarly based positions. The Committee does not generally use any mechanical formulations or weighting of any of the factors it considers, although it may do so from time to time.

The Committee has adopted a discretionary approach to determining the amounts and timing of cash bonuses. The Committee believes its discretionary approach preserves maximum flexibility because the performance of the Company’s business is dependent to a material extent on factors largely outside of management’s control, making pre-determined formulas and metrics too rigid and simplistic to correlate directly to management performance. The Committee does not target bonus opportunities at any particular percentage of total compensation or base salary. The Committee believes that targets inappropriately restrict its ability to reward for performance and effort and could, in some cases, be distracting to employees and create incentives to take short-sighted corporate actions relevant to that specific target instead of long-term decisions that build value. The Committee also desires to retain the flexibility to make no cash awards in the event of poor Company financial performance, irrespective of management performance.

Because of the factors discussed above, the Committee has generally elected to make its determination regarding annual cash bonuses at the end of each fiscal year, once Company performance and individual performance for that year can be reviewed and assessed, rather than attempt to pre-determine the amount of cash bonuses prior to the commencement of a fiscal year pursuant to a mechanical formula.

In December 2011, the Committee approved cash bonuses set forth below to the following Named Executive Officers:

Officer	Title	2011 Cash Bonus
Joseph L. von Rosenberg III	Chairman of the Board, President and Chief Executive Officer until December 31, 2011; Chairman of the Board effective January 1, 2012	$750,000
Bret D. Scholtes	Executive Vice President and Chief Financial and Accounting Officer until December 31, 2011; President and Chief Executive Officer effective January 1, 2012	$465,000
John D. Held	Executive Vice President, General Counsel and Secretary	$300,000
Dr. Mark E. Griffin	Senior Vice President—R&D/ Sales and Marketing	$300,000
Andrew C. Johannesen	Senior Vice President—Finance and Treasurer until December 31, 2011; Executive Vice President and Chief Financial Officer effective January 1, 2012	$275,000

In considering the above bonus for Mr. von Rosenberg, the Committee considered the effect of a bonus award on Mr. von Rosenberg’s total compensation, the length of time since Mr. von Rosenberg’s last cash bonus, the Company’s financial performance in 2011, and the Committee’s subjective assessment of Mr. von Rosenberg’s performance in 2011. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus.

In considering the above bonus for Mr. Scholtes, the Committee analyzed Mr. Scholtes’ position for 2011 as the Company’s CEO due to his scheduled promotion to that position effective January 1, 2012 and his transition into that role in the latter part of 2011. The Committee considered the effect of a bonus award on Mr. Scholtes’ total compensation, the length of time since Mr. Scholtes’ last cash bonus, the fact that Mr. Scholtes would be assuming the position of CEO and President effective January 1, 2012, internal equity considerations among the Company’s senior officer positions, the Company’s financial and operational performance in 2011, the CEO’s subjective assessment of Mr. Scholtes’ performance in 2011, and the Committee’s subjective assessment of Mr. Scholtes’ performance in 2011. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus.

In considering the above bonus for Mr. Held, the Committee considered the effect of a bonus award on Mr. Held’s total compensation, the length of time since Mr. Held’s last cash bonus, internal equity considerations among the Company’s senior officer positions, the Company’s financial and operational performance in 2011, the CEO’s subjective assessment of Mr. Held’s performance in 2011, and the Committee’s subjective assessment of Mr. Held’s performance in 2011. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus.

In considering the above bonus for Dr. Griffin, the Committee considered the effect of a bonus award on Dr. Griffin’s total compensation, the length of time since Dr. Griffin’s last cash bonus, internal equity considerations among the Company’s senior officer positions, the Company’s financial and operational performance in 2011, the CEO’s subjective assessment of Dr. Griffin’s performance in 2011, and the Committee’s subjective assessment of Dr. Griffin’s performance in 2011. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus.

In considering the above bonus for Mr. Johannesen, the Committee analyzed Mr. Johannesen’s position for 2011 as the Company’s Chief Financial Officer due to his scheduled promotion to the position effective January 1, 2012 and his transition into the role in the latter part of 2011. The Committee considered the effect of a bonus award on Mr. Johannesen’s total compensation, the length of time since Mr. Johannesen’s last cash bonus and equity award grant, the fact that Mr. Johannesen would be assuming the position of Chief Financial Officer on January 1, 2012, internal equity considerations among the Company’s senior officer positions, the Company’s financial and operational performance in 2011, the CEO’s subjective assessment of Mr. Johannesen’s performance in 2011, and the Committee’s subjective assessment of Mr. Johannesen’s performance in 2011. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus.

3. Long-Term Equity Incentive Awards. We make long-term equity incentive awards to align the long-term interests of our executive officers with the Company’s stockholders. Under the Company’s 2006 Incentive Plan, the Committee may award non-qualified or incentive stock options, restricted stock, performance awards by reference to performing units (cash) or performance shares (shares of common stock) and stock-based awards payable in shares of common stock, cash or a combination thereof related to such shares, including, but not limited to, stock appreciation rights settled in cash or common stock.

The Committee believes that the 2006 Incentive Plan enables the Company to attract, retain and incentivize highly-qualified and experienced personnel. Under the Plan, the Committee is responsible for determining who receives awards, and the size, duration and type of each award, as well as the other terms and conditions of each award. In making its determinations, the Committee generally considers the effect of the equity award on total compensation, the length of time since the last equity award and overall history of an executive’s equity award grants, the amount of equity already owned by an executive, the importance of the position, the skills and background required for the position, the executive’s qualifications, experience and tenure with the Company, and the Committee’s and the CEO’s subjective assessment of the executive’s performance. The Committee has also at times considered as a factor market place data for similarly based plan participants. The Committee generally does not use any mechanical formulation or weighting of any of the factors it considered in making equity grants, although it may do so from time to time.

The Committee has historically utilized non-qualified stock options because they are relatively easy to administer, are generally well understood as a compensation mechanism by their recipients and have provided a level of incentive that the Committee determined to be appropriate. In 2011, the Committee elected to utilize restricted stock awards instead of non-qualified stock options because these awards are generally less dilutive then stock options, and also continue to align management interests with those of Company stockholders even if the share price falls below the stock price at the time of issuance.

As noted above, the Company does not have an equity incentive program in which awards are made on a regular basis. Historically, the Committee has utilized its discretion to determine the timing and size of equity award grants.

In connection with the commencement of Mr. Johannesen’s employment with the Company in July 2011 as our Senior Vice President — Finance and Treasurer, the Board of Directors awarded Mr. Johannesen a restricted stock award of 15,698 shares valued at $199,993 and a cash signing bonus of $35,000. The restricted stock shares vest 100% on the third anniversary of the date of grant. The signing bonus and restricted stock award were intended to compensate Mr. Johannesen for benefits that he would forego by leaving his previous employer.

In December 2011, the Committee granted restricted stock awards to acquire an aggregate of 140,000 shares of common stock to the Named Executive Officers listed below. The Committee determined these long-term equity incentive awards to be appropriate because the Committee desired to incentivize senior management’s future performance.

Officer	Title	Number of Shares
Joseph L. von Rosenberg III	Chairman of the Board, President and Chief Executive Officer until December 31, 2011; Chairman of the Board effective January 1, 2012	0
Bret D. Scholtes	Executive Vice President and Chief Financial and Accounting Officer until December 31, 2011; President and Chief Executive Officer effective January 1, 2012	35,000
John D. Held	Executive Vice President, General Counsel and Secretary	35,000
Dr. Mark E. Griffin	Senior Vice President—R&D/ Sales and Marketing	35,000
Andrew C. Johannesen	Senior Vice President—Finance and Treasurer until December 31, 2011; Executive Vice President and Chief Financial Officer effective January 1, 2012	35,000

These shares vest on December 12, 2014. The value of the shares on date of grant were $7.68 per share which was the Fair Market Value (as defined in the 2006 Incentive Plan) of the shares on the date of grant.

The Committee did not make any restricted stock award to Mr. von Rosenberg due to his scheduled retirement as President and CEO on December 31, 2011.

In considering the above restricted stock award to Mr. Scholtes, the Committee analyzed Mr. Scholtes’ positions for 2011 as the Company’s CEO and President due to his scheduled promotion to that position effective January 1, 2012 and his transition into that role in the latter part of 2011. The Committee considered the effect of a restricted stock award on Mr. Scholtes’ total compensation, the length of time since Mr. Scholtes’ last equity award and overall history of Mr. Scholtes’ equity award grants, the amount of equity already owned by Mr. Scholtes, the fact that Mr. Scholtes would be assuming the position of CEO and President on January 1, 2012, the fact that Mr. Scholtes was scheduled to receive a previously approved grant of 25,000 shares of restricted common stock due to his promotion to CEO and President on January 1, 2012, the importance of the CEO and President position, the skills and background required for the position of the CEO and President, Mr. Scholtes’ qualifications, experience and tenure with the Company, internal equity considerations among the Company’s senior officer positions, the Committee’s subjective assessment of Mr. Scholtes’ performance, and the CEO’s subjective evaluation of Mr. Scholtes’ performance. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this restricted stock award, although internal equity considerations were given more weight than the other factors.

In considering the above restricted stock award to Mr. Held, the Committee considered the effect of a restricted stock award on Mr. Held’s total compensation, the length of time since Mr. Held’s last equity award and overall history of Mr. Held’s equity award grants, the amount of equity already owned by Mr. Held, the importance of the General Counsel position, the skills and background required for the position of the General Counsel, Mr. Held’s qualifications, experience and tenure with the Company, internal equity considerations among the Company’s senior officer positions, the Committee’s subjective assessment of Mr. Held’s performance, and the CEO’s subjective evaluation of Mr. Held’s performance. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this restricted stock award, although internal equity considerations were given more weight than the other factors.

In considering the above restricted stock award to Mr. Johannesen, the Committee analyzed Mr. Johannesen’s position for 2011 as the Company’s Chief Financial Officer due to his scheduled promotion to that position effective January 1, 2012 and his transition into that role in the latter part of 2011. The Committee considered the effect of a restricted stock award on Mr. Johannesen’s total compensation, the length of time since Mr. Johannesen’s last equity award and overall history of Mr. Johannesen’s equity award grants, the amount of equity already owned by Mr. Johannesen, the fact that Mr. Johannesen would be assuming the position of Chief Financial Officer on January 1, 2012, the importance of the Chief Financial Officer position, the skills and background necessary for the position of Chief Financial Officer, Mr. Johannesen’s qualifications, experience and tenure with the Company, internal equity considerations among the Company’s senior officer positions, the Committee’s subjective assessment of Mr. Johannesen’s performance, and the CEO’s assessment of Mr. Johannesen’s performance. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this restricted stock award, although internal equity considerations were given more weight than the other factors.

In considering the above restricted stock award to Dr. Griffin, the Committee considered the effect of a restricted stock award on Dr. Griffin’s total compensation, the length of time since Dr. Griffin’s last equity award and overall history of Dr. Griffin’s equity award grants, the amount of equity already owned by Dr. Griffin, the importance of the position of Senior Vice President – R & D/ Sales and Marketing, the skills and background required for the position of Senior Vice President – R & D/ Sales and Marketing, Dr. Griffin’s qualifications, experience and tenure with the Company, internal equity considerations among the Company’s senior officer positions, the Committee’s subjective assessment of Dr. Griffin’s performance, and the CEO’s subjective evaluation of Dr. Griffin’s performance. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this restricted stock award, although internal equity considerations were given more weight than the other factors.

4. Perquisites and Benefit Programs. We provide certain perquisites and benefit programs to our senior management to allow them to focus on Company matters and because many other companies provide similar arrangements. Our perquisite and benefit programs are discussed below.

We have entered into employment agreements with the Named Executive Officers pursuant to which the officer (other than Mr. von Rosenberg) will be entitled to receive severance benefits upon certain defined termination events, including in some cases a change of control only, or, in some cases, upon the occurrence of certain enumerated events following a change of control. In the case of the termination event being the result of a change of control only, the Committee believes that this determinant for payment is appropriate because it assures the full attention of the executive to the Company’s business and interests of its stockholders, free from any distractions caused by personal job-related uncertainties relating to a pending or threatened change of control. In addition, this determinant permits an executive to continue to provide services to the Company in any amount and for as long as needed after the receipt of severance benefits and permits the severance benefits to comply with Section 409A of the Internal Revenue Code. The events that trigger payments following a change of control are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment within a certain period following the change of control. In general, we believe these agreements will assure executives of fair treatment following a change of control, and assist in promoting continuity of senior management and retaining key talent during uncertain times. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided in this Proxy Statement under the heading “Executive Compensation – Potential Payments Upon Termination or Change of Control.”

We have entered into an indemnification agreement with each of our directors and officers. These indemnification agreements provide for the Company to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, and advance their expenses incurred as a result of a proceeding as to which they may be indemnified. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Nevada law and are in addition to any other rights the indemnitee may have under the Company’s Articles of Incorporation, Bylaws or applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced officers and directors. We also cover our directors and officers under directors’ and officers’ liability insurance policies.

We offer health, welfare and retirement programs to all eligible employees. The Named Executive Officers are eligible to participate in these benefit programs on the same basis as all employees generally. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and disability insurance. We also provide an Executive Medical Plan to each qualifying Named Executive Officer, as shown in the Summary Compensation Table, which reimburses the officer for certain medical, pharmacy, dental and vision expenses not fully reimbursed by our benefit plans that cover all employees generally. The aggregate cost of this Executive Medical Plan to the Company in 2011 was $22,089.

We offer a 401(k) retirement plan that is intended to supplement the employee’s personal savings and social security. All of our employees are generally eligible to participate in the 401(k) plan and the Named Executive Officers participate on the same basis as all of our employees. At our discretion, we may make a matching contribution to each participating employee’s 401(k) account and we did so in 2011. Our contributions in 2011 for each Named Executive Officer are set forth in the Summary Compensation Table. We froze our pension plan in 2002 and accordingly, our employees, including the Named Executive Officers, no longer receive any additional years of service credit under this pension plan.

We have provided a Company-owned vehicle to each Named Executive Officer, as shown in the Summary Compensation Table, because we believe that the use of such vehicles by the Named Executive Officers in the course of their employment allows our employees more time to focus on Company business. The Named Executive Officers are allowed to make personal use of the vehicles, which the Committee believes to be appropriate additional compensation.

We do not provide any of our officers or directors with any reimbursements for country club memberships, private aircraft use, personal financial or tax advice, or security expenses.

Employment Agreements

In connection with the Company’s CEO succession plan, the Company amended and restated its employment agreement with Mr. von Rosenberg and entered into new employment agreements with Messrs. Scholtes, Johannesen and Dr. Griffin. A description of these agreements is provided in this Proxy Statement under the heading “Executive Compensation – Employment and Severance Agreements.”

Other Policies

Except as described above under “Key Elements of Compensation and General Policies,” the Committee has not adopted any policies regarding the allocation of (i) long-term compensation and current compensation, (ii) cash compensation and non-cash compensation, and (iii) different types of long-term compensation, because in each case, the Committee desires to maintain maximum flexibility when making its compensation determinations.

The Committee has not adopted a policy regarding when cash bonuses or long-term incentive awards are granted in order to maintain maximum flexibility. For any particular fiscal year, cash bonuses have generally been paid later in the fourth quarter for that fiscal year or in the first quarter immediately following that fiscal year, once the Committee has evaluated Company and individual performance for that fiscal year. Long-term incentive awards have not historically been granted in accordance with any schedule or at any particular time of the month or year. The Committee does not coordinate the timing of equity-related awards with the release of any Company material non-public information or the filing of any Company SEC reports.

The Committee has not adopted any equity or security ownership requirements or guidelines for executive officers. While the Committee encourages Company equity ownership by its officers and directors, it considers individual decisions on investment and capital allocation to be private matters. Other than the Company’s insider trading policy, the Company does not have any policies regarding hedging the economic risk of equity or security ownership in the Company. The Company’s insider trading policy prohibits Company officers and key employees from short–term trading in the Company’s securities, conducting any short sales in the Company’s securities, or trading in Company common stock options that are traded on any stock exchange. The Committee has also not created a policy with regard to the adjustment or recovery of awards or payments if the relevant Company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. As noted above, we have historically not utilized plans which relate specifically to the achievement of specific financial or operational targets and therefore the Committee believes that these types of adjustments or recoveries are not likely to occur.

The Committee has not analyzed any formulaic relationships between the CEO’s total compensation and the total compensation of any Named Executive Officer or any other employee (whether in the aggregate or as a multiple) because the Committee does not believe formulaic relationships are relevant to the compensation for any particular individual. The Committee does take into account in its decision making process internal equity considerations among compensation levels for the Named Executive Officer positions beneath the CEO position and gives material weight to that factor.

Input from the CEO is considered by the Committee regarding compensation for other officers and is given substantial weight by the Committee because the Committee believes that the CEO is in an inherently better position that the Committee to assess the subjective and objective performance of these officers due to his more frequent interactions with them.

Delegation of Authority to the CEO for Certain Officers and Employees

The Committee may delegate authority to individuals or Board subcommittees when it deems appropriate, subject to the restrictions of any incentive plan or plans, provided that any Board subcommittees are composed entirely of independent directors.

The Committee has delegated to the CEO the authority to approve changes in base salary and to determine annual cash bonuses for any officer or employee who earns an annual base salary of less than $175,000. The Committee delegated this authority because it believes that the CEO is in an inherently better position than the Committee to assess the subjective and objective performance of employees at this less senior level. The Committee has imposed the following guidelines for the CEO when making his determination of base salary and any cash bonus compensation for these employees:

•	Any increase in base salary to $175,000 or greater must be approved in advance by the Committee.

•

Any payment of cash bonus compensation (whether through a performance based sales or other plan or through a discretionary award) in any single fiscal year that is greater than 100% of an employee’s annual base salary must be approved in advance by the Committee.

The CEO has adhered to these guidelines. In 2011, the Committee’s approval was not required for any salary increases or bonuses in connection with these guidelines.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 per person on the amount of compensation that may be deducted by the Company in any one fiscal year with respect to each of the Named Executive Officers. This deduction limitation, however, does not apply to certain “performance based” compensation. The Committee is aware of this provision and it is possible that the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for its executive officers.

Advisory Stockholder Votes on Executive Compensation

At our 2011 Annual Stockholders Meeting, we conducted our first advisory votes on the frequency of the stockholder vote on executive compensation (the “say-when-on-pay”), and on the compensation of our Named Executive Officers (the “say-on-pay”).

Although the advisory stockholder vote on the say-when-on-pay proposal was non-binding, the Board of Directors has considered the outcome of that vote. At our 2011 Annual Stockholders Meeting, 86.6% of the stockholders who voted on the “say-when-on-pay” proposal voted for an annual vote, 0.3% voted for a vote every two years, 13.0% voted for a vote every three years and 0.1% abstained. Consistent with those voting results, the Board of Directors has determined to hold an annual advisory and non-binding vote on executive compensation annually through 2017, when the next stockholder vote on the say-when-on-pay proposal is required, or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of the Company’s stockholders.

Although the advisory stockholder vote on the “say-on-pay” proposal was non-binding, the Committee has considered, and will continue to consider, the outcome of that vote when making future compensation decisions for the Named Executive Officers. At our 2011 Annual Meeting of Stockholders, 71.6% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our Named Executive Officers, while 28.3% voted against and 0.1% abstained. Based on those results, the Committee believes that the Company’s compensation philosophy and the compensation paid to the Named Executive Officers are supported by our stockholders.

Compensation Committee Report

The Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for filing with the SEC.

Dated: March 1, 2012

Respectfully submitted,

Paul M. Kearns (Chairman)

Dr. Gary L. Allee

Gary R. Goodwin

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2011, the Compensation Committee consisted of Mr. Kearns (Chairman), Dr. Allee, and Mr. Goodwin. None of Mr. Kearns, Dr. Allee or Mr. Goodwin had any relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K under the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the fiscal years ended December 31, 2011, 2010 and 2009 the annual compensation for the Company’s Principal Executive Officer, Principal Financial Officer and its other three most highly compensated executive officers in 2011 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR THE

FISCAL YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

Name and Principal Position	Year		Salary ($)			Bonus ($)			Stock Awards ($)			Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(2)			Total ($)
Joseph L. von Rosenberg III(3) President, Chief Executive Officer and Chairman of the Board	2011 2010 2009		$ $ $	600,000 425,000 425,000		$ $ $	750,000 600,000 0		$ $ $	0 0 0		$ $ $	0 3,084,400 858,750	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	36,547 53,463 45,054		$ $ $	1,386,547 4,162,863 1,328,804
Bret D. Scholtes(4) Executive Vice President and Chief Financial Officer	2011 2010 2009	(5)	$ $ $	325,000 152,596 0		$ $ $	465,000 250,000 0		$ $ $	268,800 0 0		$ $ $	0 1,161,600 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	27,684 15,975 0		$ $ $	1,086,484 1,580,171 0
Andrew C. Johannsen(6) Senior Vice President— Finance and Treasurer	2011 2010 2009		$ $ $	113,782 0 0	(7)	$ $ $	310,000 0 0	(8)	$ $ $	468,793 0 0	(9)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	2,053 0 0		$ $ $	894,628 0 0
John D. Held Executive Vice President, General Counsel and Secretary	2011 2010 2009		$ $ $	300,000 245,000 245,000		$ $ $	300,000 250,000 0		$ $ $	268,800 0 0		$ $ $	0 1,042,200 229,000	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	25,490 20,500 19,487		$ $ $	894,290 1,557,700 493,487
Dr. Mark E. Griffin Senior Vice President R&D / Sales and Marketing	2011 2010 2009		$ $ $	300,000 180,914 77,000	(11)	$ $ $	300,000 250,000 0		$ $ $	268,800 0 0		$ $ $	0 838,875 31,635	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	25,433 133,431 14,127	(10)	$ $ $	894,233 1,403,220 122,762

(1)	These amounts reflect the aggregate grant date fair market value of the stock option awards (vested and unvested) computed in accordance with FASB Accounting Standards Certification Topic 718. The 2009 stock option grant amount consist of two grants in February 2009 and July 2009. The fair value of the Company’s stock options for the February 2009 grants is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 54.78%; risk-free interest of 1.88%; and an expected life of 5 years. The fair value of the Company’s stock options for the July 2009 grant is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 61.99%; risk-free interest of 2.27%; and an expected life of 5 years. The 2010 stock option grant amounts consist of three grants in January 2010, April 2010 and December 2010. The fair value of the Company’s stock options for the January 2010 grants is $2.71 per stock option which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 62.77%; risk-free interest of 2.65%; and an expected life of 5 years. The fair value of the Company’s stock options for the April 2010 grant is $3.61 per stock option grant which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 63.69%; risk-free interest of 2.53%; and expected life of 5 years. The fair value of the Company’s stock options for the December 2010 grants is $4.00 per stock option which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 60.37%; risk-free interest of 1.99%; and an expected life of 6 years. The expected dividend yield is based on the Company’s annual dividend payout at grant date. Expected volatility is based on the historical volatility of the Company’s stock for a period approximating the expected life. The risk-free interest rate is based on the U.S. treasury yield in effect at the time of grant and has a term equal to the expected life. The expected life of the options represents the period of time the options are expected to be outstanding. Further information regarding the valuation of stock and option awards can be found in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	The reported amounts in 2011 represent (i) life insurance premiums paid by the Company on the employee’s behalf in 2011 ($1,449 for Mr. von Rosenberg, $1,449 for Mr. Scholtes, $604 for Mr. Johannesen, $1,449 for Mr. Held and $1,449 for Dr. Griffin), (ii) Company matching contributions in 2011 to the employee’s 401(k) plan account ($9,800 for Mr. von Rosenberg, $9,800 for Mr. Scholtes, $0 for Mr. Johannesen, $9,800 for Mr. Held and $9,800 for Dr. Griffin), (iii) value of personal use of a Company vehicle in 2011 based on the number of personal miles utilized ($8,462 for Mr. von Rosenberg, $12,077 for Mr. Scholtes, $1,449 for Mr. Johannesen, $8,719 for Mr. Held, and $6,069 for Dr. Griffin), (iv) for those officers participating in the Company’s Executive Medical Plan (Messrs. von Rosenberg and Held), the officer’s pro-rata portion ($5,522) of the cost of that benefit plan which had an aggregate cost to the Company in 2011 of $22,089, (v) for Mr. von Rosenberg $10,348 paid by the Company for commuting expenses related to travel to and from Company headquarters, and (vi) $965 for Mr. von Rosenberg, $4,358 for Mr. Scholtes, $0 for Mr. Johannesen, $0 for Mr. Held and $8,115 for Dr. Griffin for Company reimbursed travel expenses, including reimbursement for federal income taxes attributable to such reimbursements, for that executive’s spouse accompanying him on Company business trips.
(3)	Mr. von Rosenberg retired from the positions of President and Chief Executive Officer effective December 31, 2011.
(4)	Mr. Scholtes was promoted to the positions of President and Chief Executive Officer effective January 1, 2012.
(5)	Base salary reflects a partial year of employment for 2010.
(6)	Mr. Johannesen was promoted to the positions of Executive Vice President and Chief Financial Officer effective January 1, 2012.
(7)	Base salary reflects a partial year of employment for 2011.
(8)	Consists of a $35,000 signing bonus and a $275,000 year-end bonus.
(9)	Consists of 15,698 shares of common stock granted as a signing bonus and 35,000 shares of common stock granted as a year-end equity incentive award.
(10)	Includes moving expense reimbursement and federal income taxes attributable to such reimbursement, in connection with Dr. Griffin’s relocation to Houston, Texas.
(11)	Base salary reflects a partial year of employment for 2009.

Grants of Plan Based Awards

The following table shows grants of plan-based awards in 2011 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

		Estimate Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Closing Price on Grant Date ($/share)		Grant Date Fair Value of Stock and Option Awards
Joseph L. von Rosenberg III -President and Chief Executive Officer and Chairman of the Board(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A

Bret D. Scholtes Executive Vice President and Chief Financial Officer(2)	12/12/11	N/A	N/A	N/A	N/A	N/A	N/A	35,000	N/A	N/A		$7.58		$268,800

Andrew C. Johannesen Senior Vice President - Finance and Treasurer(3)	7/18/11 12/12/11	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A	15,698 35,000	N/A N/A	N/A N/A	$ $	12.79 7.58	$ $	199,993 268,800

John D. Held Executive Vice President, General Counsel and Secretary	12/12/11	N/A	N/A	N/A	N/A	N/A	N/A	35,000	N/A	N/A		$7.58		$268,800
Dr. Mark E. Griffin Senior Vice President—R&D/ Sales and Marketing	12/12/11	N/A	N/A	N/A	N/A	N/A	N/A	35,000	N/A	N/A		7.58		$268,800

(1)	Mr. von Rosenberg retired from the positions of President and Chief Executive Officer effective December 31, 2011.
(2)	Mr. Scholtes was promoted to the positions of President and Chief Executive Officer effective January 1, 2012.
(3)	Mr. Johannesen was promoted to the positions of Executive Vice President and Chief Financial Officer effective January 1, 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “—Employment and Severance Agreements” and “—Potential Payments Upon Termination or Change of Control” below for the material terms of employment agreements with our Named Executive Officers. See “Compensation Discussion and Analysis for the Year Ended December 31, 2011” for a discussion of our executive compensation program and policies and other related information. See footnotes to the Summary Compensation Table for narrative with respect to that table.

Outstanding Equity Awards at Fiscal Year End

The following table shows the numbers and values of option awards and stock awards previously granted to our Named Executive Officers outstanding on December 31, 2011:

OUTSTANDING EQUITY AWARDS AT

FISCAL YEAR ENDED DECEMBER 31, 2011

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Joseph L. von Rosenberg III President and Chief Executive Officer and Chairman of the Board(2)	221,123	125,001	(3)	0	$4.02	2/3/2019	N/A		N/A
	133,333	266,667	(4)	0	$4.65	1/4/20
	166,666	333,334	(5)	0	$7.07	12/1/20
Bret D. Scholtes Executive Vice President and Chief Financial Officer(6)	33,333	66,667	(7)	0	$6.39	4/28/20	35,000	(9)	$249,550
	66,666	133,334	(8)	0	$7.07	12/1/20

Andrew C. Johannesen Senior Vice President – Finance and Treasurer(10)	N/A	N/A		0	N/A	N/A	15,698	(11)	$111,927
							35,000	(9)	$249,550

John D. Held Executive Vice President, General Counsel and Secretary	46,666	27,834	(3)	0	$4.02	2/3/19	35,000	(9)	$249,550
	66,666	133,334	(4)	0	$4.65	1/4/20
	41,666	83,334	(8)	0	$7.07	12/1/20

Dr. Mark E. Griffin Senior Vice President – R&D/ Sales and Marketing	5,000	5,000	(12)	0	$3.75	7/13/19	35,000	(9)	$249,550
	0	83,334	(4)	0	$4.65	1/4/20
	41,666	83,334	(8)	0	$7.07	12/1/20

(1)	Based on the $7.13 closing price of the Company’s common stock on December 31, 2011.
(2)	Mr. von Rosenberg retired from the positions of President and Chief Executive Officer effective December 31, 2011.
(3)	These options vest on February 3, 2012.
(4)	These options vest 50% on January 4, 2012 and 50% on January 4, 2013.
(5)	These options vest on December 1, 2012.
(6)	Mr. Scholtes was promoted to the positions of President and Chief Executive Officer effective January 1, 2012.
(7)	These options vest 50% on April 28, 2012 and 50% on April 28, 2013.
(8)	These options vest 50% on December 1, 2012 and 50% on December 1, 2013.
(9)	These shares vest 100% on December 11, 2014.
(10)	Mr. Johannesen was promoted to the positions of Executive Vice President and Chief Financial Officer effective January 1, 2012.
(11)	These shares vest 100% on July 18, 2014.
(12)	These options vest on July 13, 2012.

Option Exercises and Stock Vested

The following table shows the numbers and values of stock option exercises and vesting of stock awards during the year ended December 31, 2011 by each of the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED FOR

FISCAL YEAR ENDED DECEMBER 31, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. von Rosenberg III	28,876	$302,755	0	$0
Bret D. Scholtes	0	0	0	$0
Andrew C. Johannesen	0	0	0	$0
John D. Held	9,000	$94,500	0	$0
Dr. Mark E. Griffin	46,666	$418,548	0	$0

Employment and Severance Agreements

In accordance with the previously disclosed succession plan for the Company, Joseph L. von Rosenberg III, the Company’s former Chief Executive Officer and President, stepped down from those positions on December 31, 2011. Mr. von Rosenberg remains with the Company as Chairman of the Board. Effective January 1, 2012, Bret D. Scholtes became the Company’s Chief Executive Officer and President, and Andrew Johannesen became the Company’s Chief Financial Officer and Executive Vice President.

In connection with Mr. von Rosenberg’s change in position, the Company and Mr. von Rosenberg amended and restated his employment agreement with the Company effective as of January 1, 2012. Mr. von Rosenberg’s amended employment agreement reduces his annual base salary from $600,000 to $255,000 and has a term that continues until the earlier of (i) December 31, 2013 or (ii) the date of the Company’s 2013 Annual Meeting of Stockholders, if Mr. von Rosenberg has not been nominated by the Board of Directors to be elected by the holders of the Company’s common stock to serve an additional three-year term as a Class III director of the Board. The amended employment agreement also provides that Mr. von Rosenberg’s outstanding stock options to purchase 166,667 shares of the Company’s common stock that were previously scheduled to vest on December 1, 2013 shall instead vest on December 1, 2012. All other stock options owned by Mr. von Rosenberg were not affected. The amended employment agreement does not provide any additional benefits to Mr. von Rosenberg upon his termination for any reason.

Mr. von Rosenberg’s amended employment agreement contains restrictions on his use of the Company’s confidential information and also provides that Mr. von Rosenberg will assign to the Company all worldwide rights in any intellectual property that he develops which relates to the business, products or services of the Company. During the term of the amended employment agreement, and for the three years following the termination of the amended employment agreement, Mr. von Rosenberg may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company anywhere in the world, induce any Company employee to leave his or her employment with the Company, or solicit any distributor or customer to amend its business relationship with the Company.

The Company has entered into an employment agreement effective as of January 1, 2012 with Bret D. Scholtes, the Company’s President and Chief Executive Officer. The employment agreement has no term and may be terminated at any time by either the Company or Mr. Scholtes subject to the provisions of the agreements regarding notice and severance.

Upon a termination by the Company for any reason other than for Due Cause (as defined in the employment agreement), death or Disability (as defined in the employment agreement) and provided that Mr. Scholtes delivers an effective release in favor of the Company, Mr. Scholtes is entitled to receive a lump sum payment equal to his annual base salary, payable within five days after the date that such release has become effective. Upon a termination by the Company for any reason other than Due Cause, death or Disability in either case within twelve months after a Change of Control (as defined in the employment agreement) and provided that Mr. Scholtes delivers an effective release in favor of the Company, Mr. Scholtes is entitled to receive a lump sum payment equal to two times his annual base salary, payable within five days after the date that such release has become effective.

Mr. Scholtes employment agreement contains restrictions on his use of the Company’s confidential information and also provides that Mr. Scholtes will assign to the Company all worldwide rights in any intellectual property that he develops which relates to the business, products or services of the Company. During the term of the agreement, and for the three years following the termination of the employment agreement, Mr. Scholtes may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company anywhere in the world, induce any Company employee to leave his employment with the Company, or solicit any distributor or customer to amend its business relationship with the Company.

The Company has entered into an employment agreement effective as of January 1, 2012 with Andrew C. Johannesen, the Company’s Executive Vice President and Chief Financial Officer. The terms of this employment agreement are substantially identical to Mr. Scholtes’ employment agreement, except that upon a termination by the Company for any reason other than Due Cause, death or Disability in either case within twelve months after a Change of Control (as defined in the employment agreement) and provided that Mr. Johannesen delivers an effective release in favor of the Company, Mr. Johannesen is entitled to receive a lump sum payment equal to one-and-a-half times his annual base salary, payable within five days after the date that such release has become effective.

John D. Held, our Executive Vice President, General Counsel and Secretary, has an employment agreement with the Company entered into in 2004 that provides for a rolling three-year term, and provides that, in the event of termination of Mr. Held’s employment for death, disability or for Cause (as defined in the employment agreement), or if Mr. Held voluntarily terminates his employment other than for Good Reason (as defined in the employment agreement), the Company will pay Mr. Held’s base salary through the termination date. The agreement also provides that (i) in the event of a termination of employment by Mr. Held for Good Reason (as defined in the employment agreement) or by the Company without Cause, or (ii) in the event of a Change of Control of the Company (as defined in the agreement), the Company will pay Mr. Held a lump-sum severance payment equal to 2.99 times the executive’s “base amount” (as defined by Section 280G(b)(3) and 280G(d) of the Internal Revenue Code of 1986, as amended (the “Code”)). The agreement also contains a tax “gross-up” provision such that, if any excise or similar tax is imposed on Mr. Held’s compensation under the agreement, including pursuant to Section 280G or Section 409A of the Code, the Company will pay additional compensation to Mr. Held to place Mr. Held in the same position he would have been in had no such tax been imposed.

The agreement contains restrictions on Mr. Held’s use of any Company confidential information. The agreement also provides that Mr. Held will assign to the Company all worldwide rights in any intellectual property that he develops which relates to the business, products or services of the Company. During the term of his agreement, and for the three years following the termination of his agreement, Mr. Held may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company anywhere in the world, induce any Company employee to leave his or her employment with the Company, or solicit any distributor or customer to amend its business relationship with the Company. The agreements also provide for the advancement and reimbursement of Mr. Held’s costs and expenses in conjunction with any disputes relating to the agreement.

The Company has entered into an employment agreement effective as of January 1, 2012 with Dr. Mark E. Griffin, the Company’s Senior Vice President – R&D/Sales and Marketing. The terms of this employment agreement are substantially identical to Mr. Johannesen’s employment agreement.

Potential Payments Upon Termination or Change of Control

We have entered into employment or severance agreements that will require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change of control of the Company. The amount of compensation payable to each such Named Executive Officer in each situation is listed in the tables below. For a narrative description of the material terms of the Named Executive Officer’s employment agreements and any conditions to the payments upon termination or change of control, see the description under the heading “—Employment and Severance Agreements” above.

The following table describes the potential payments upon a termination of employment or a change of control of the Company for Joseph L. von Rosenberg III, our Chairman of the Board.

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Involuntary Termination (after a Change of Control(1)	Death or Disability
Cash Severance Payment	$0	$510,000	$0	$510,000	$0
Health and Life Insurance	$0	$0	$0	$0	$0
Unvested Stock Options and Restricted Stock Awards (Acceleration of Unvested Awards)(2)	$0	$0	$0	$1,070,087	$0
Unvested Deferred Performance Units:	$0	$0	$0	$0	$0
Total:	$0	$510,000	$0	$1,580,087	$0

(1)	For purposes of this analysis, we assumed Mr. von Rosenberg’s current base salary is $255,000. Mr. von Rosenberg’s severance for an involuntary not for cause termination is equal to his remaining base salary until the termination of his employment agreement. Mr. von Rosenberg’s employment agreement terminates on the earlier of (i) December 31, 2013 or (ii) the date of the Company’s 2013 Annual Meeting of Stockholders, if Mr. von Rosenberg has not been nominated by the Board to be elected by the holders of the Company’s common stock at that meeting to serve an additional three-year term as a Class III director of the Board. For purpose of the above calculation, we have assumed that Mr. von Rosenberg’s employment agreement would terminate on December 31, 2013 and that Mr. von Rosenberg’s employment was terminated by the Company on January 1, 2012.
(2)	Under the 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). The value shown is equal to the in-the-money value for unvested stock options and the value of any unvested restricted stock awards, assuming that the exercise of the stock options is at the December 31, 2011 closing market price of $7.13 per share, and assuming that the common stock per share value for unvested restricted stock is $7.13 per share.

The following table describes the potential payments upon termination or a change of control of the Company for Bret Scholtes, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Involuntary Not for Cause Termination(2)		For Cause Termination	Involuntary Termination (after a Change of Control)(3)		Death or Disability
Cash Severance Payment	$0	$450,000	(4)	$0	$900,000	(4)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options and Restricted Stock Awards (Acceleration of Unvested Awards)(5)	$0	$0		$0	$485,134		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$450,000		$0	$1,385,134		$0

(1)	For purposes of this analysis, we assumed Mr. Scholtes’s current base salary was $450,000.
(2)	Assumes a termination of employment immediately after December 31, 2011. Mr. Scholtes’ severance for an involuntary not for cause termination is equal to one times his most recent annual base salary.
(3)	Assumes a termination of employment immediately after December 31, 2011. Mr. Scholtes’s severance benefit for an involuntary not for cause termination within 12 months after a Change of Control (as defined in Mr. Scholtes’s employment agreement) is equal to two times his most recent annual base salary.
(4)	Paid lump sum five days after the receipt of a duly executed release.
(5)	Under the 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). The value shown is equal to the in-the-money value for unvested stock options and the value of any unvested restricted stock awards, assuming that the exercise of the stock options is at the December 31, 2011 closing market price of $7.13, and assuming the common stock per share value for unvested restricted stock is $7.13 per share.

The following table describes the potential payments upon termination or a change of control of the Company for Andrew Johannesen, our Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Involuntary Not for Cause Termination(2)		For Cause Termination	Involuntary Termination (after a Change of Control)(3)		Death or Disability
Cash Severance Payment	$0	$325,000	(4)	$0	$487,500	(4)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options and Restricted Stock Awards (Acceleration of Unvested Awards)(5)	$0	$0		$0	$361,477		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$325,000		$0	$848,977		$0

(1)	For purposes of this analysis, we assumed Mr. Johannesen’s current base salary was $325,000.
(2)	Assumes a termination of employment immediately after December 31, 2011. Mr. Johannesen’s severance for an involuntary not for cause termination is equal to one times his most recent annual base salary.
(3)	Assumes a termination of employment immediately after December 31, 2011. Mr. Johannesen’s severance benefit for an involuntary not for cause termination within 12 months after a Change of Control (as defined in Mr. Johannesen’s employment agreement) is equal to 1.5 times his most recent annual base salary.
(4)	Paid lump sum five days after the receipt of a duly executed release.
(5)	Under the 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). The value shown is equal to the in-the-money value for unvested stock options and the value of any unvested restricted stock awards, assuming that the exercise of the stock options is at the December 31, 2011 closing market price of $7.13, and assuming the common stock per share value for unvested restricted stock is $7.13 per share.

The following table describes the potential payments upon a termination of employment or a change of control of the Company for John D. Held, our Executive Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination or Good Reason Termination(1)	For Cause Termination	Change of Control of the Company(1)	Death or Disability
Cash Severance Payment(2)	$0	$2,534,322	$0	$2,534,322	$0
Health and Life Insurance	$0	$0	$0	$0	$0
Unvested Stock Options and Restricted Stock Awards (Acceleration of Unvested Awards)(4)	$0	$0	$0	$688,906	$0
Unvested Deferred Performance Units:	$0	$0	$0	$0	$0
Total(5):	$0	$2,534,322	$0	$3,223,228	$0

(1)	Assumes a termination of employment or a Change of Control (as defined in Mr. Held’s employment agreement) of the Company immediately after December 31, 2011. Mr. Held’s severance benefit under an involuntary not for cause or good reason termination or upon the occurrence of a Change of Control is equal to 2.99 times Mr. Held’s “base amount,” defined by Section 280G(b)(3) and 280G(d) of the Code as the average annual compensation payable to and includable in Mr. Held’s gross income for the most recent prior five taxable years (2007-2011).
(2)	For purposes of this analysis, we assumed Mr. Held’s relevant annual compensation is as follows for the five year period from 2007 to 2011: average base salary of $257,744, average cash bonus of $357,500, average stock option exercise pre-tax profit amount of $232,355, and a vested average stock grant value of $0.
(3)	Paid by the Company in cash as a lump sum within three business days of date of termination or a Change of Control.
(4)	Under the 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). The value shown is equal to the in-the-money value for unvested stock options and the value of any unvested restricted stock awards, assuming that the exercise of the stock options is at the December 31, 2011 closing market price of $7.13, and assuming the common stock per share value for unvested restricted stock is $7.13 per share.
(5)	If the total amount of the severance payment and any related obligations were to be found by the Internal Revenue Service to equal or exceed three times Mr. Held’s “base amount,” as defined by Section 280G of the Code, then Mr. Held could incur a parachute exercise tax equal to 20% of the aggregate severance amount. Under Mr. Held’s employment agreement, the Company would be obligated to reimburse him $774,614, which is the amount necessary to place him in the same position he would have been in had no such tax been imposed.

The following table describes the potential payments upon termination or a change of control of the Company for Dr. Mark Griffin, our Senior VP – R&D/Sales and Marketing.

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Involuntary Not for Cause Termination(2)		For Cause Termination	Involuntary Termination (after a Change of Control)(3)		Death or Disability
Cash Severance Payment	$0	$300,000	(4)	$0	$450,000	(4)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options and Restricted Stock Awards (Acceleration of Unvested Awards)(5)	$0	$0		$0	$478,118		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$300,000		$0	$928,118		$0

(1)	For purposes of this analysis, we assumed Dr. Griffin’s current base salary was $300,000.
(2)	Assumes a termination of employment immediately after December 31, 2011. Dr. Griffin’s severance for an involuntary not for cause termination is equal to one times his most recent annual base salary.
(3)	Assumes a termination of employment immediately after December 31, 2011. Dr. Griffin’s severance benefit for an involuntary not for cause termination within 12 months after a Change of Control (as defined in Dr. Griffin’s employment agreement) is equal to 1.5 times his most recent annual base salary.
(4)	Paid lump sum five days after the receipt of a duly executed release.
(5)	Under the 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). The value shown is equal to the in-the-money value for unvested stock options and the value of any unvested restricted stock awards, assuming that the exercise of the stock options is at the December 31, 2011 closing market price of $7.13, and assuming the common stock per share value for unvested restricted stock is $7.13 per share.

Retirement Plans

The Company maintains a defined benefit plan for its employees (the “Pension Plan”). The table below shows the estimated annual benefits payable on retirement under the Pension Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based on the following assumptions: retirement at age 65, payments of a single-life annuity to the employee (although a participant can select other methods of calculating benefits) to be received under the Pension Plan using current average Social Security wage base amounts, and not subject to any deduction for Social Security or other offset amounts. The retirement benefits listed include both salary and bonus as set forth in the Summary Compensation Table above.

The Pension Plan provides that a participant may elect to take early retirement at age 55, provided that the participant has at least ten years of eligible vesting service under the Pension Plan and that he or she is no longer employed by the Company. The benefit formula for early retirement is 50% of the normal retirement benefits at age 65. No Named Executive Officer is eligible for early retirement under the Pension Plan if his employment with the Company is terminated.

A participant’s benefit is based on the average monthly earnings for the consecutive five-year period during which the participant had his or her highest level of earnings. With certain exceptions, the Code restricts the annual pension that may be paid by an employer from a plan which is qualified under the Code to an aggregate amount of $160,000 (subject to cost of living adjustments). The Code also limits the covered compensation that may be used to determine benefits to $200,000 (subject to cost of living adjustments).

Pension Plan Table

	Years of Service
Covered Compensation(1)	15	20	25	30	35
$120,000	$16,730	$22,307	$27,883	$33,460	$39,037
$130,000	$18,380	$24,507	$30,333	$36,760	$42,887
$140,000	$20,030	$26,707	$33,383	$40,060	$46,737
$150,000	$21,680	$28,907	$36,133	$43,360	$50,587
$160,000	$23,330	$31,107	$38,883	$46,660	$54,437
$170,000 and higher	$24,980	$33,307	$41,633	$49,960	$58,287

(1)	Represents the highest average annual earnings during five consecutive calendar years of service.

The Pension Plan has been frozen since 2002 so that all employees on the date of the freeze, including the Named Executive Officers, no longer accrue years of service and new employees after the date of the freeze are not eligible to participate in the Pension Plan. The Company has no policies regarding granting of extra years of service under the Pension Plan because none are expected to be granted due to the Pension Plan having been frozen.

The following table shows additional information for the Named Executive Officers in connection with the Pension Plan:

PENSION PLAN BENEFITS FOR FISCAL YEAR ENDED DECEMBER 31, 2011

Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit as of December 31, 2011 ($)(2)	Estimated Early Retirement Annual Benefit as of December 31, 2011 ($)	Payments During Last Fiscal Year ($)
Joseph L. von Rosenberg III	4.33	$40,790	N/A	$0
Bret D. Scholtes	N/A	$0	N/A	$0
Andrew C. Johannesen	N/A	$0	N/A	$0
John D. Held	2.38	$18,861	N/A	$0
Dr. Mark E. Griffin	N/A	$0	N/A	$0

(1)	The number of years of credited service is less than each Named Executive Officer’s actual years of service because the Pension Plan was frozen in 2002 and no further years of service were accrued after that date.
(2)	The present values were calculated using the same interest rate and mortality assumptions as are used for valuations under FASB Accounting Standards Certification Topic 715-30-20 financial reporting purposes. The present values as of December 31, 2011 were determined using: (i) a 4.01% discount rate, and (ii) the plan’s normal retirement age of 65. The present values reflect postretirement mortality rates based on the RP2000 Mortality Table with Blue Collar Adjustment Projected with Scale AA to 2011. No decrements were included for preretirement termination, mortality or disability.

Other Items

The Company does not provide any of its officers or directors with any reimbursements for country club memberships, private aircraft use, personal financial or tax advice or security expenses.

COMPENSATION OF DIRECTORS

Directors who are determined to be independent by the Board of Directors are paid fees for services rendered as members of the Board of Directors and its committees. See “Election of Directors – Independent Directors” for the definition of director independence and how this definition is applied. In 2011, each independent director received an annual retainer fee of $25,000 that was paid in four equal quarterly installments. In 2011, the Presiding Director for the Board’s executive sessions received an additional annual retainer of $10,000 that was paid in four equal quarterly installments. In 2011, each independent director also received a fee of $2,000 for each Board meeting attended, either in person or telephonically, and a fee of $1,000 for each Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee meeting attended, either in person or telephonically. In 2011, independent directors of the Scientific Committee did not receive any meeting fees for attending meetings of the Scientific Committee.

In 2011, each independent director of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee received an annual Committee retainer of $2,500 that was paid in four equal quarterly installments for each committee on which he serves. In 2011, each independent director of the Scientific Committee received an annual Committee retainer of $1,000 that was paid in four equal quarterly installments. In 2011, each Chairman of the Compensation Committee, Scientific Committee and the Corporate Governance and Nominating Committee received, in lieu of the above annual retainers, an annual Committee Chair retainer fee of $10,000 for each Chair, payable in four equal quarterly installments. In 2011, the Chairman of the Audit Committee received, in lieu of the above annual Audit Committee retainer, an annual Committee Chair retainer fee of $20,000, payable in four equal quantity installments.

Effective January 1, 2012, the annual retainer for the Committee Chair of the Scientific Committee was set at $15,000, payable in four equal quantity installments and each member of the Scientific Committee is eligible to receive a Committee attendance fee of $1,000 for each Scientific Committee meeting attended.

In 2011, the Board of Directors also approved a one-time fee of $20,000 paid to Dr. Allee as lead director in coordinating the Company’s succession planning process for the Chief Executive Officer position in 2011.

Under the Company’s 2006 Incentive Plan (the “Plan”), upon joining the Board, each independent director is granted options to purchase 14,200 shares of Common Stock at fair market value (defined in the Plan as the average of the high and low of the Common Stock’s trading price on that day) on the date of grant. In addition, on each date of the regular Annual Meeting of Stockholders of the Company, each independent director receives stock options under the Plan to purchase 10,000 shares of Common Stock at fair market value on the date of grant. All stock options granted to directors under the Plan vest six months and one day after the date of grant.

The Plan also allows independent directors to elect to take all or a portion of their annual retainer fees and meeting and per diem fees in Common Stock in lieu of cash. On or before the last day of each calendar quarter, an independent director may elect to receive a percentage of such fees during the quarterly period immediately following his election date in shares of Common Stock. The number of shares to be received will be determined on the first business day of the month immediately following the completion of such quarterly period by multiplying the amount of the director’s fees for such quarterly period by his elected percentage and dividing that result by the fair market value per share on such date.

The following table shows amounts earned by the Company’s independent directors serving in 2011 in connection with their Board or Committee memberships with the Company.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 31, 2011

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Dr. Gary L. Allee (3)	$83,000	$0	$74,790	$0	$0	$230	$158,020
Harry O. Nicodemus IV (4)	$67,500	$0	$74,790	$0	$0	$0	$142,290
Gary Goodwin (5)	$57,500	$0	$74,790	$0	$0	$5,966	$138,256
Paul M. Kearns (6)	$56,500	$0	$74,790	$0	$0	$0	$131,290
Dr. William E. M. Lands (7)	$55,500	$0	$74,790	$0	$0	$0	$130,290
David A. Owen (8)	$43,500	$0	$74,790	$0	$0	$378	$118,668

(1)	These amounts reflect aggregate grant date fair market value of the stock option awards (vested and unvested) computed in accordance with FASB Accounting Standards Certification Topic 718. The fair market value of the Company’s stock options for these grants to directors (10,000 stock options for each director granted on June 15, 2011 with an exercise price of $13.41 per share) is $7.479 per stock option which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 64.098%; risk-free interest of 1.644%; and an expected life of 5.26 years. The expected dividend yield is based on the Company’s annual dividend payout at grant date. Expected volatility is based on the historical volatility of the Company’s stock for a period approximating the expected life. The risk-free interest rate is based on the U.S. treasury yield in effect at the time of grant and has a term equal to the expected life. The expected life of the options represents the period of time the options are expected to be outstanding. Further information regarding the valuation of stock and option awards can be found in Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Consists of Company reimbursed travel expenses, including reimbursement for federal income taxes attributable to such reimbursements, for that director’s spouse accompanying him on Company business trips.
(3)	As of December 31, 2011, Dr. Allee owned 30,000 Company stock options.
(4)	As of December 31, 2011, Mr. Nicodemus owned 20,000 Company stock options.
(5)	As of December 31, 2011, Mr. Goodwin owned 10,000 Company stock options.
(6)	As of December 31, 2011, Mr. Kearns owned 30,000 Company stock options.
(7)	As of December 31, 2011, Dr. Lands owned 100,000 Company stock options.
(8)	As of December 31, 2011, Mr. Owen owned 18,929 Company stock options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding our equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,776,391	$6.12	1,452,706
Equity compensation plans not approved by security holders	0	$0	0
Total	2,776,391	$6.12	1,452,706

(1)	Includes options outstanding under the Company’s 2006 Incentive Plan and 2000 Long-Term Incentive Plan. The Company no longer utilizes the 2000 Long-Term Incentive Plan although any unexercised and outstanding stock options issued under that plan remain outstanding. The total number of shares of Common Stock available for issuance under the Company’s 2006 Incentive Plan is equal to the lesser of (i) 25% of the shares of Common Stock that are outstanding on the last day of each calendar quarter (approximately 19.6 million shares as of December 31, 2011), or (ii) 15 million shares.

BOARD REVIEW, APPROVAL OR RATIFICATION OF RELATED PARTY TRANSACTIONS

The Company’s Corporate Governance Guidelines (available on the Company’s website at www.omegaproteininc.com) provide that prior to any transaction or series of similar transactions, including any indebtedness or guarantee of indebtedness, with a Related Party (defined below) in which the aggregate amount involved is expected to exceed $120,000 in any calendar year (a “Related Party Transaction”) the Board of Directors must review the material facts and approve such transaction. If advance approval is not feasible, then the Board must ratify the Related Party Transaction at its next regularly scheduled meeting or the transaction must be rescinded. In making its determination to approve or ratify a Related Party Transaction, the Board should consider such factors as (i) the extent of the Related Party’s interest in the Related Party Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit of the Related Party Transaction to the Company, and (v) the aggregate value of the Related Party Transaction.

For purposes of this determination, “Related Party” means:

(a)	Any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); or

(b)	Any person or group who is a greater than 5% beneficial owner of the Company’s then outstanding voting securities; or

(c)	Any immediate family member of any of the foregoing, which means any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in such person’s home (other than a tenant or employee); or

(d)	Any firm, corporation or other entity in which any of the foregoing persons has a 10% or greater beneficial ownership interest.

The Board did not approve any Related Party Transactions in 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Common Stock, to file reports of their beneficial ownership (Forms 3, 4, and 5, and any amendment thereto) with the SEC and the NYSE. Executive officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of the forms that they file.

To the Company’s knowledge, all Section 16(a) reports required to be filed by its executive officers, directors, greater-than-ten percent beneficial owners and other persons subject to Section 16 of the Exchange Act were timely filed in 2011.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, which has served as the Company’s independent registered public accounting firm for the past five fiscal years, to conduct an audit, in accordance with generally accepted auditing standards, of the Company’s financial statements for the fiscal year ending December 31, 2012. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. This selection is being submitted for ratification at the meeting.

Audit Fees

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2010 are set forth below.

	2011	2010
Audit Fees(1)	$656,400	$630,200
Audit-Related Fees(2)	$9,400	$7,800
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$665,800	$638,000

(1)	Audit fees are fees paid to PriceWaterhouseCoopers LLP for professional services related to the audit and quarterly reviews of the Company’s financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(2)	Audit related fees are fees paid to PricewaterhouseCoopers LLP for services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported above under “Audit Fees”.

None of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

In connection with the December 31, 2011 audited financial statements of the Company, the Audit Committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditors the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed with the SEC.

By the Audit Committee of the Board of Directors,

Harry O. Nicodemus, IV

Dr. Gary L. Allee

Gary R. Goodwin

Dr. William E.M. Lands

Vote Required. The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP. The Company’s Articles of Incorporation and Bylaws do not require that stockholders ratify the appointment of the Company’s independent registered public accounting firm. The Company is seeking ratification because the Company believes that this is a good corporate governance practice. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, but may ultimately determine to retain PricewaterhouseCoopers as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE EACH RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders.”

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis for the Year Ended December 31, 2011” our compensation programs are designed to support the successful recruitment, development and retention of key employees in order to achieve our corporate goals, align management’s interests with those of Company stockholders, and optimize long-term financial returns. Because we believe that employee continuity and retention of institutional knowledge are important corporate goals, we believe that our compensation programs must support the retention of our key employees. Stockholders are encouraged to read the section of this Proxy Statement titled “Compensation Discussion and Analysis for the Year Ended December 31, 2011,” the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE CONTAINED IN THIS PROXY STATEMENT.

OTHER MATTERS

The Board of Directors is not presently aware of any matters to be presented at the Annual Meeting other than matters set forth herein. If, however, other matters are properly brought before the Annual Meeting, the enclosed Proxy Card gives discretionary authority to the persons named therein to act in accordance with instructions by the Board of Directors, or in the absence of express instructions from the Board of Directors, in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Pursuant to the Company’s Bylaws, stockholder proposals to be presented at the fiscal year 2013 Annual Meeting of Stockholders of the Company must be received by the Company by no later than 90 days before the date of the 2013 Annual Meeting of Stockholders. In addition to any requirements under the federal securities laws, the Company’s Bylaws require that a stockholder proposal notice must contain the following information: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the books of the Company, of the stockholder proposing such business, (iii) the class and number of shares of the stock of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If timely notice of a stockholder proposal is not given, then the proposal may not be brought at the 2013 Annual Meeting of Stockholders.

Under applicable securities laws, stockholder proposals must be received by the Company no later than 120 days prior to April 27, 2013 to be considered for inclusion in the Company’s proxy statement relating to the 2013 Annual Meeting of Stockholders or, if the Company changes the date of the 2013 Annual Meeting by more than 30 days from the date of the 2012 Annual Meeting, then stockholder proposals must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2013 Annual Meeting of Stockholders.

Stockholder proposals must be mailed to Omega Protein Corporation, to the attention of the Corporate Secretary, 2105 City West Boulevard, Suite 500, Houston, Texas 77042.

THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, TO INTERESTED STOCKHOLDERS ON REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ON REQUEST ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT. REQUESTS FOR COPIES SHOULD BE DIRECTED TO JOHN D. HELD, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OMEGA PROTEIN CORPORATION, 2105 CITY WEST BOULEVARD, SUITE 500, HOUSTON, TEXAS 77042.

ANNUAL REPORT

The Company’s Annual Report to Stockholders containing audited financial statements for 2011 is being mailed with this Proxy Statement to all stockholders of record.

By order of the Board of Directors

JOHN D. HELD Executive Vice President, General Counsel and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

OMEGA PROTEIN CORPORATION

June 21, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Stockholders, Proxy Statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at omegaproteininc.com/annualmeeting

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230300000000001000 3 062112

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

			FOR	AGAINST ABSTAIN
1. ELECTION OF DIRECTORS to hold office until the 2015 Annual Meeting			2. RATIFICATION OF APPOINTMENT OF
and until his successor is elected and qualified.			PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
NOMINEES:
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FOR ALL NOMINEES	O	Gary R. Goodwin
	O	David W. Wehlmann	COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2012 FOR	AGAINST ABSTAIN
WITHHOLD AUTHORITY			3. ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE
FOR ALL NOMINEES			COMPENSATION
FOR ALL EXCEPT
(See instructions below)
ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS
OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL
NOMINEES), “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3, AND IN
ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE
PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT
BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT
THEREOF.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here:			YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.
Please complete, sign and promptly mail this proxy in the enclosed envelope.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

OMEGA PROTEIN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OMEGA PROTEIN CORPORATION

The undersigned hereby appoints Andrew C. Johannesen, Bret D. Scholtes and John D. Held and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Omega Protein Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 21, 2012 or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

(Continued and to be signed on the reverse side)

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